Exhibit 10.29

December 8, 2016

Flint Besecker

Orchard Park, New York

Via Hand Delivery

Dear Flint,

Pursuant to our conversations over the past week, this letter contains the terms of our agreement for the transition of your services (the “Letter Agreement”) with Athenex, Inc. (the “Company”). The effective date of this Letter Agreement is the date that you sign and date this Letter Agreement (the “Effective Date”).

1. You agree to resign your positions as Executive Vice President, Chief Financial Officer, Chief Business Officer and Secretary of the Company immediately as of the Effective Date.

2. You agree to resign your position as a member of the Company’s Board of Directors (the “Board”) and any committee of the Board as of the Effective Date.

3. The parties hereby agree that the employment agreement between you and the Company originally effective July, 1, 2013, restated March 10, 2014 (the “2014 Agreement”), and amended and restated June 1, 2015 (the ‘‘2015 Agreement”)(collectively the “Employment Agreement”) is terminated as of the Effective Date.

4. Beginning on the Effective Date, you will be reassigned to the position of Strategic Operations and will be based at the Company’s office in Buffalo, New York. You will report to Johnson Lau, the Chief Executive Officer of the Company. Your position with the Company will be on a part-time basis, which shall be Sixty Percent (60%) of the the full-time employment equivalent.

5. Your employment is “at will” and, accordingly, either the Company or you may terminate your employment at any time and for any reason, with or without cause or prior notice. Nothing in this Letter Agreement shall be construed as, or shall interfere with, abridge, limit, modify, or amend the “at will” nature of your employment.

6. Your annual base salary, adjusted for your part-time status (60% of your effort/time), shall be Two Hundred Thousand Dollars ($200,000), payable in regular installments by, and in accordance with, the general payroll practices of the Company. All compensation payable hereunder is subject to customary deductions for withholdings, including, without limitation, federal and state withholding taxes, social security taxes and state disability insurance.

7. At the discretion of the Company’s Board of Directors and during your employment with the Company, you may participate in all retirement, disability, health, medical, dental, insurance and other fringe benefits or plans of the Company generally available to other employees of the Company.

8. During your employment with the Company, you have been granted multiple stock awards, including stock options, restricted stock awards, and stock grants (collectively the “Stock Awards”). You agree that the Stock Awards listed in Exhibit A (“Stock Awards (Vested and Unvested Shares) and Shareholdings”) accurately reflects all Stock Awards granted to you by the Company and your holdings of shares of Company Common Stock (the “Shares”) as of the Effective Date. You further agree that the “Vested Shares” and “Unvested Shares” information set forth for each individual Stock Award in Exhibit A is accurate as of the Effective Date.

9. You acquired Four Hundred Forty Thousand (440,000) shares of the Company’s Series A Preferred Stock (subsequently converted to Shares and reflecting 1:4 stock split), on or about March 9, 2014 under the terms and conditions set forth in Sections 3 and 4 of the 2015 Agreement prior to the amendment of the 2014 Agreement (the “2014 Restricted Shares”). The 2014 Restricted Shares are subject to the following vesting schedule: one-third (1/3) of the 2014 Restricted Shares vested on March 9, 2015 and one-third (1/3) of the 2014 Restricted Shares vested on March 9, 2016 (the “2014 Vested Shares”) and one-third (1/3) will vest on March 9, 2017 (the “2014 Unvested Shares”). The total number of 2014 Unvested Shares is One Hundred Forty Six Thousand Six Hundred Sixty Seven (146,667) Shares. As consideration for entering into this Letter Agreement, you agree that on the Effective Date the 2014 Unvested Shares shall be repurchased by the Company, notwithstanding your continued employment with the Company, under the terms set forth in this Letter Agreement. The repurchase price to be paid by the Company for the 2014 Unvested Shares shall be One Dollar ($1), which you agree is sufficient consideration for the repurchase of the 2014 Unvested Shares. The Company shall pay the repurchase price for the 2014 Unvested Shares to you within ten (10) days of the Effective Date. You agree to timely execute any documents provided by Company to facilitate the Company’s repurchase of the 2014 Unvested Shares.

10. On or about January 30, 2015, the Company and you entered into a restricted stock purchase agreement (“RSPA”) for the purchase by you of Six Hundred Thousand (600,000) Shares (post 1:4 stock split) (attached hereto as Exhibit B) (the “2015 Restricted Shares). One-third (1/3) of the 2015 Restricted Shares vested on January 30, 2016 (the “2015 Vested Shares”), one-third (1/3) will vest on January 30, 2017 and one-third (1/3) will vest on January 30, 2018 (together, the 2015 Unvested Shares”). The total number of 2015 Unvested

Shares is Four Hundred Thousand (400,000) Shares. As consideration for entering into this Letter Agreement, you agree that on the Effective Date the 2015 Unvested Shares shall be repurchased by the Company, notwithstanding your continued employment with the Company, under the terms set forth in this Letter Agreement. Notwithstanding any share repurchase terms set out in the RSPA, you and the Company have determined that the repurchase price to be paid by the Company for the 2015 Unvested Shares shall be One Dollar ($1), which you agree is sufficient consideration for the repurchase of the 2015 Unvested Shares. The Company shall pay the repurchase price for the 2015 Unvested Shares to you within ten (10) days of the Effective Date. You agree to timely execute any documents provided by Company to facilitate the Company’s repurchase of the 2015 Unvested Shares.

11. On or about January 30, 2015, the Company granted to you Two Hundred Thousand (200,000) Shares (post 1:4 stock split) (the “2015 Stock Grant”). At the time of the 2015 Stock Grant was made to you, the Company withheld One Hundred Thousand (100,000) Shares from the 2015 Stock Grant for the payment of income taxes owed by you as a result of the income imputed to you from the 2015 Stock Grant. Accordingly, a net total of One Hundred Thousand (100,000) Shares were issued to you under the 2015 Stock Grant (the 2015 Stock Grant Net-Share Issuance). The 2015 Stock Grant was fully vested as of the grant date. As consideration for entering into this Letter Agreement, you agree that on the Effective Date the 2015 Stock Grant Net-Share Issuance shall be repurchased by the Company, notwithstanding your continued employment with the Company, under the terms set forth in this Letter Agreement. The repurchase price to be paid by the Company for the 2015 Stock Grant Net-Share Issuance shall be One Dollar ($1), which you agree is sufficient consideration for the repurchase of the 2015 Stock Grant Net-Share Issuance. The Company shall pay the repurchase price for the 2015 Stock Grant Net-Share Issuance to you within ten (10) days of the Effective Date. You agree to timely execute any documents provided by Company to facilitate the Company’s repurchase of the 2015 Stock Grant Net-Share Issuance.

12. On May 22, 2015, you received an award from the Company of options to purchase up to One Million Two Hundred Eighty Thousand (1,280,000) Shares (post 1:4 stock split) with an exercise price of Seven Dollars and Fifty Cents ($7.50) per share (the “2015 Option”) pursuant to a Common Stock Option Ageement (the “2015 Option Agreement”). A copy of the 2015 Option Agreement is attached hereto as Exhibit C. As consideration for entering into this Letter Agreement, you hereby agree to terminate the 2015 Option Agreement and forfeit any and all rights that you may have to the 2015 Option and any Shares issuable upon exercise of the 2015 Option, whether or not vested. On the Effective Date, the 2015 Options and the 2015 Option Agreement shall be automatically terminated and of no further force and effect, and neither the Company nor you shall have any further rights or obligations with respect to thereto. You agree to timely execute any documents provided by Company to facilitate the termination of the 2015 Options and 2015 Option Agreement.

13. With the exception of the Company’s repurchase of the 2014 Unvested Shares pursuant to Paragraph 9 of this Letter Agreement, the Company’s repurchase of the 2015 Unvested Shares pursuant to Paragraph 10 of this Letter Agreement, the Company’s repurchase of the 2015 Stock Grant Net-Share Issuance pursuant to Paragraph 11 of this Letter Agreement, and the termination of the 2015 Option pursuant to Paragraph 12 of this Letter Agreement, the remaining Stock Awards set forth on Exhibit A and all other Shares held by you shall, in addition to the terms and conditions of the original stock award agreements, be subject to the following limitations on the sale or transfer of the shares currently held under those Stock Awards or received upon exercise of a Stock Award:

•	While you have or are aware of “inside” information (that is, material information about the Company that is not yet public but that a reasonable investor would consider important in deciding whether to buy or sell Shares), you are prohibited by U.S. securities laws and the Company’s policy on insider trading from trading the shares until the information has been disclosed to the public and absorbed by the stock market (which, in most cases, is at least the second trading day after the information has been made public). All sales of Shares must comply with the Company’s policy on insider trading, including any applicable window and blackout periods.

•	You may not sell, offer, pledge, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer or encumber, directly or indirectly, any shares of the Company Common Stock held by you during the period from the filing of the first registration statement of the Company filed under the Securities Act of 1933, as amended (the “1933 Act”), that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the 1933 Act through the end of the 180-day period following the effective date of such registration statement (or such other period as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD
Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto). You agree, if so requested by the Company or any representative of its underwriters, to enter into such underwriter’s standard form of “lockup” or “market standoff” agreement in a form satisfactory to the Company and such underwriter.

•	As a former officer and director of the Company, you may be deemed to be an “affiliate” of the Company (within the meaning of Rule 405 under the 1933 Act and may be subject to restrictions when reselling any Shares held by you. Any such resales must be either described in a separate prospectus or, in certain instances, registered in a separate registration statement, or sold in accordance with the requirements of Rule 144 under the 1933 Act or another exemption available under the 1933 Act.

14. In addition to the regulatory restrictions on the sale or transfer of any of the Shares currently held by you, including under those Stock Awards or received upon exercise of a Stock Award held by you as described in Paragraph 13 of this Letter Agreement, you and the Company agree that your right to sell or otherwise transfer any of these Shares will be further restricted under the following terms:

•	During the time period between six (6) months and twelve (12) months after an initial public offering of its Shares by the Company, you may only sell, dispose or otherwise deal in up to Twenty-Five Percent (25%) of the Shares currently held by you, include those under the Stock Awards or received upon exercise of a Stock Award.

•	During the time period between twelve (12) months and eighteen (18) months after an initial public offering of its Shares by the Company, you may only sell, dispose or otherwise deal in Shares to the extent that when such sales, disposals or dealings are aggregated with other sales of Shares by you since the Company’s initial public offering of its Shares by the Company they would not exceed Fifty Percent (50%) of the Shares currently held by you, include those under the Stock Awards or received upon exercise of a Stock Award.

•	During the time period between eighteen (18) months and twenty-four (24) months after an initial public offering of its Shares by the Company, you may only sell, dispose or otherwise deal in Shares to the extent that when such sales, disposals or dealings are aggregated with other sales of Shares by you since the Company’s initial public offering of its Shares by the Company they would not exceed Seventy-Five Percent (75%) of the Shares currently held by you, include those under the Stock Awards or received upon exercise of a Stock Award.

•	After twenty-four (24) months following an initial public offering of its Shares by the Company, you may sell, dispose or otherwise deal in up to One Hundred Percent (100%) of the Shares currently held by you, include those under the Stock Awards or received upon exercise of a Stock Award.

•	Any sale of the Shares currently held by you, including those under the Stock Awards or received upon exercise of a Stock Award must be processed through a broker designated by the Company. The Company shall provide you with the information on the designated broker upon your request.

15. You understand and agree that the Company shall cause the legends set forth below, or substantially equivalent legends, to be placed upon any certificate(s) evidencing ownership of the Shares, together with any other legends that may be required by the Company or by applicable state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “1933 ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING AS WELL AS THE BYLAWS OF THE COMPANY, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS AND LOCK-UP PERIOD ARE BINDING ON TRANSFEREES OF THESE SHARES.

16. You agree that to ensure compliance with the sale and transfer restrictions applicable to the Shares as referred to herein this Letter Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records. The Company shall not be required (i) to transfer on its books any Shares which have been sold or transferred in violation of the provisions of this Letter Agreement, nor (ii) to treat as the owner of the Shares, or otherwise to accord voting or dividend rights to, any transferee to whom the Shares have been transferred in contravention of this Letter Agreement.

17. You shall at all times, both during your employment with the Company and after termination of your employment, whether by the Company or by you, maintain in confidence and not utilize the Proprietary Information or the Intellectual Property of the Company, or technology, business or proprietary information of others under confidential evaluation or use by the Company, including information with respect to the Company’s Field of Interest and with respect to the Company’s application for the public offering of its shares (collectively, “Confidential Information”) except in performing services for the Company. Maintaining Confidential Information in confidence shall include refraining from disclosing Confidential Information to any third party (except when duly and specifically authorized in writing to do so for purpose of furthering the business of the Company), and refraining from using Confidential Information for your account or for any other person or business entity. You will not file patents based on the Company’s Confidential Information, nor seek to make improvements thereon, without written approval.

For purposes of this Letter Agreement, the following definitions shall apply:

“Intellectual Property” means all Inventions, writing, trade name, trademark, service mark or any other material registered or otherwise protected or protectable under state, federal, or foreign patent, trademark, copyright, or similar laws.

“Inventions” includes ideas, discoveries, inventions, developments and improvements, whether or not reduced to practice and whether or not patentable or otherwise protected or protectable under state, federal, or foreign patent, trade mark, copyright or similar laws.

“Proprietary Information” includes any business plans, strategies, and all other non-public information concerning the Company, as well as scientific, technical, trade or business secrets of the Company and any scientific, technical, trade or business materials that the Company treats, or is obligated to treat, as confidential or proprietary, including, but not limited to, Inventions belonging to the Company and confidential information obtained by or given to the Company about or belonging to its suppliers, licensors, licensees, partners, affiliates, customers, potential customers or others.

18. You shall, upon request of the Company, promptly communicate and disclose to the Company all information, observations, and data obtained by you in the course of your employment. All written materials, records and documents made by the you or coming into your possession during your employment concerning the Company’s business (collectively, “Business Information”), shall be the sole and absolute property of the Company, and upon termination of employment, or upon request of the Company during your employment by the Company, you shall promptly deliver the same to the Company.

19. If during your employment with the Company, you produce, develop, create, invent, conceive or reduce to practice, Inventions and Intellectual Property in the Company’s Field of Interest, you shall maintain and furnish to the Company complete and current records of all such Inventions and Intellectual Property. You agree that all such Inventions and Intellectual Property are and shall be the exclusive property of the Company, and that the Company may use or pursue them without restriction or additional compensation to you. You (i) hereby assign, set over and transfer to the Company all of your right, title and interest in and to such Inventions and Intellectual Property; (ii) to the extent consistent with the Copyright Act of 1976 (the “Copyright Act”), each such Invention or Intellectual Property shall be a “work made for hire” as that term is defined in Section 101 of the Copyright Act, and shall be the sole property of the Company and the Company shall be the sole author thereof within the meaning of the Copyright Act, and if any such Invention, Intellectual Property or any portion thereof is not deemed to be a “work made for hire,” this Letter Agreement shall operate as an irrevocable assignment of the copyright to the Invention or Intellectual Property throughout the world, and (iii) agree that you and your agents shall, during and after the period you are retained by the Company, cooperate fully in obtaining patent, trademark, service mark, copyright, mask work or other proprietary protection for such Inventions and Intellectual Property, which action may be initiated in the Company’s sole and absolute discretion, all in the name of the Company at its own expense, and, without limitation, shall execute all requested applications, assignments and other documents in furtherance of obtaining such protection or registration and confirming full ownership by the Company of such Inventions and Intellectual Property. You hereby designate the Company as your agent, and grant to the Company a power of attorney with full substitution, which power of attorney shall be deemed coupled with an interest, for the purposes of effecting the foregoing assignments from you to the Company. You shall, upon leaving the Company, provide to the Company in writing a full, signed statement of all Inventions and Intellectual Property in which you participated prior to termination of your employment.

20. During your employment with the Company and at all times following your termination of employment for any reason, you covenant and agree that you will not, nor induce others to, disparage the Company, its past and present officers, directors, employees, shareholders, affiliates, products or services. Nothing herein shall prohibit you from responding truthfully to any governmental investigation, legal process or inquiry related thereto. For purposes of this Letter Agreement, the term “disparage” means any statements, whether orally, in writing or through any medium (including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication), that intentionally disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of any of the persons or entities described above.

21. You recognize and acknowledge the competitive and proprietary nature of the Company’s business operations. You acknowledge and agree that a business will be deemed competitive with the Company if it provides products or services related to the current or proposed products or services, or information now or hereafter provided or offered by the Company or under development by the Company that are in the Company’s “Field of Interest,” For purpose of clarity, the Company’s Field of Interest is the discovery, development, commercialization and marketing of therapeutics based on (i) kinase inhibitors discovered through Mimetica and OPAL, (ii) pre-tubulin polymerization inhibitors, (iii) small molecules oncology drugs, or (iv) P-glycoprotein inhibitors based on oral absorption.

You further acknowledge and agree that during the course of performing services for the Company, the Company has or will furnish, disclose or make available to you confidential and proprietary information related to the Company’s business and that you have had and will have access to, and develop relationships with, the customers, vendors, partners and employees of the Company. You also acknowledge that such confidential and proprietary information and relationships have been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort and money and that all such confidential information and relationships could be used by you to compete with the Company.

The restrictive covenants provided herein are made in consideration of your compensation for services rendered or to be rendered to the Company and in view of the positions held by you, the relationships that have been and will be developed and maintained by you on behalf of the Company, and the confidential nature and proprietary value of the information which the Company may share with you, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. During your employment and for a period of twenty-four (24) months following the termination of your employment, whether such termination is voluntary or involuntary, you shall not, without the prior written consent of the Company:

directly or indirectly, either as principal, agent, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise act in any manner with, engage in or have a financial interest in any business which is engaged in the Field of Interest anywhere in the world, except that nothing contained herein shall preclude you from purchasing or owning stock in any such business if such stock is publicly traded, and provided that your holdings are less than five percent (5%) of the issued and outstanding capital stock of such business; or

either individually or on behalf of or through any third party, solicit, divert, hire or otherwise appropriate or attempt to solicit, divert, hire or otherwise appropriate, for the purpose of competing in the Field of Interest anywhere in the restricted territory, which is any region in which the Company and its subsidiaries have business, with the Company or with any present or future parent, subsidiary or other affiliate of the Company, any employee or agent of the Company, any joint venture or strategic partners of the Company, or any customers, vendors or prospective customers or vendors of the Company.

You further recognizes and acknowledges that (i) the types of employment which are prohibited by this paragraph are narrow and reasonable in relation to the skills which represent your principal salable asset both to the Company and to your other prospective the Companys or customers, and (ii) the specified but broad geographical scope of the provisions of this paragraph is reasonable, legitimate and fair to you in light of the Company’s need to perform its research and to develop and market its services and to develop and sell its products in the global markets in order to have a sufficient customer base to make the Company’s business profitable and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which you are qualified to earn his livelihood.

If any part of this section should be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this section is intended to and shall extend only for such period of time, in such area and with respect to such activity as is determined to be reasonable.

22. You agree that any breach of the provisions of this Letter Agreement by you will result in irreparable damage to the Company, and it is agreed that the Company may prevent any such breach by injunctive proceedings or may specifically compel performance by you of your obligations hereunder. You agree that if you violate any term of this Letter Agreement, the Company, in addition to any other remedies it may have at law or in equity, may require an accounting and repayment of all profits, compensation, remuneration or other benefits realized, directly or indirectly, as a result of such violations (i) by you, or (ii) by any business engaged in the Company’s Field of Interest controlled, directly or indirectly, by you.

23. This Letter Agreement shall be governed by and construed in accordance with the laws of the state of New York, without regard to its choice of laws principles. You consent to the jurisdiction and venue of the courts of the State of New York and any federal court situated in New York.

24. If any court of competent jurisdiction determines that any provision contained in this Letter Agreement, or any part thereof, is unenforceable for any reason, you agree that such court shall have the power to reduce the duration or scope of such provision, or otherwise modify such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable. If, notwithstanding the immediately preceding sentence, any court of competent jurisdiction determines that any provision contained in this Letter Agreement, or any part thereof, is unenforceable and cannot for any reason be reduced and enforced as described above, you agree that such determination shall not affect, impair or invalidate the remainder of this Letter Agreement.

25. You hereby irrevocably waive any right to trial by jury that you may have in the event that litigation is commenced between the parties at any time in the future.

26. This Letter Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including without limitation any company which may acquire all or substantially all of the Company’s assets or business or into which the Company may be consolidated or merged, and shall likewise inure to the benefit of and be binding upon you, your heirs, executors, administrators and legal representatives. You may assign your right to payment or compensation, but may not assign any duties or responsibilities or obligations assumed as a result of your employment with the Company.

27. The Company’s failure to exercise any of its rights in the event you breach any of the separate and distinct promises in this Letter Agreement, or the Company’s failure to exercise any of its rights under similar contracts with other executives, shall not be construed as a waiver of any breach or prevent the Company from later enforcing strict compliance with any and all promises in this Letter Agreement.

28. In exchange for the continuation of employment and other consideration provided to you in this Letter Agreement, you agree to execute the release agreement attached hereto as Exhibit D.

29. You hereby represent and warrant that you (i) have had an opportunity to review this Letter Agreement and ask the Company questions about the Letter Agreement and (ii) consult with legal counsel about the meaning and effect of each Section of this Letter Agreement.

30. The Company will obtain and maintain “Directors and Officer” insurance coverage for you with regard to your former positions as Chief Financial Officer and Chief. Operations Officer of the Company. Such insurance may offset the Company’s indemnification obligations to you under its certificate of incorporation and bylaws. The Company’s indemnification obligations to you may not be diminished by future amendments to its certificate of incorporation or bylaws.

31. Except as set forth in this paragraph, this Letter Agreement supersedes the 2015 Agreement and any other prior agreements, representations or promises of any kind, whether written, oral, express or implied, between the parties hereto with respect to the subject matters herein. This Letter Agreement constitutes the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein.

To indicate your acceptance of the terms of this Letter Agreement, sign and return a copy of this Letter Agreement on or before December 15, 2016.

By:
JOHNSON LAU
CHIEF EXECUTIVE OFFICER and
CHAIRMAN OF THE BOARD

Agreed and Accepted

Date: December 8, 2016

FLINT BESECKER

EXHIBIT A

Stock Awards (Vested and Unvested Shares) and Shareholdings

Grant Date	Type of Award	No. of Shares (post 1:4 split)	Strike Price (USD, post 1:4 split)	Vested Shares	Unvested Shares
May 22, 2015[1]	Options	1,280,000	7.50	426,667	853,333

January 30, 2015[2]	Stock	100,000	—	100,000	0

January 30, 2015[3]	Restricted Stock	600,000	5.50	200,000	400,000

March 9, 2014[4]	Restricted Stock	440,000	4.55	293,333	146,667

July 1, 2013	Options	400,000	4.55	400,000	0

January 2, 2013 (Director Compensation)	Options	90,000	4.55	90,000	0

March 26, 2012 (Director Compensation)	Options	16,000	4.55	16,000	0

June 15, 2011 (Director Compensation)	Options	20,000	4.55	20,000	0

[1]	The May 22, 2015 stock option award will be terminated pursuant to the terms of the Letter Agreement.
[2]	The total number of Shares received under this stock award, One Hundred Thousand (100,000) Shares will be repurchased by the Company pursuant to the terms of the Letter Agreement.
[3]	The unvested portion of the January 13, 2015 restricted stock award will be repurchased by the Company pursuant to the terms of the Letter Agreement.
[4]	The unvested portion of the March 9, 2014 restricted stock award will be repurchased by the Company pursuant to the terms of the Letter Agreement.

EXHIBIT B

Restricted Stock Purchase Agreement

Dated January 30, 2015

RESTRICTED STOCK PURCHASE AGREEMENT

This RESTRICTED STOCK PURCHASE AGREEMENT, dated as of January 30, 2015 (this “Agreement”), by and among Flint Besecker, an individual (“Executive”) and Kinex Pharmaceuticals, Inc., a Delaware corporation (“Employer”).

WITNESSETH:

WHEREAS, Executive is employed by Employer as Executive Vice President and Chief Financial Officer pursuant to that certain Employment Agreement dated as of July 1, 2013 (the “Employment Agreement”);

WHEREAS, Executive desires to purchase and Employer desires to sell 150,000 shares of Employer’s common stock, $.001 par value per share (the “Restricted Shares”) on the terms and conditions set forth herein; and

WHEREAS, Executive is, concurrently herewith, making in favor of Employer a Full Recourse Promissory Note (the “Note”), in full satisfaction of the payment of the Purchase Price (as defined below).

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto (each, a “Party” and collectively the “Parties”) agree as follows:

1. Definitions; Employment Agreement. The terms and conditions of the Employment Agreement are hereby incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Employment Agreement.

2. Note Installments. With respect to the Restricted Stock purchase described herein, during the employment period (and the period following thereafter that is described in Section 6 of the Executive’s Employment Agreement), any installment that becomes due under the promissory note that is executed by Executive pursuant this Purchase Agreement shall be paid by Employer to Executive as additional compensation. Employer’s obligation hereunder expires upon a material breach by Executive of the restricted covenants in Sections 6,7 or 9, the termination of Executive for Cause (as defined in section 5(c)) of the Executive’s Employment Agreement or the resignation of Executive without Good Reason (as defined in Section 5(c)).

3. Restricted Stock Purchase. The Employer hereby sells and issues to Executive, and Executive hereby purchase and receives from the Employer, the Restricted Shares, subject to the terms and conditions set forth herein and in the Employment Agreement. The aggregate purchase price for the Restricted Shares shall be $3,300,000.00, which is the fair market value of such shares, as determined by the Board in good faith and in consultation with the Executive (the “Purchase Price”), which fair market value results in a per share purchase price of $22 (the “Per Share Purchase Price”). The Purchase Price is being paid in full by Executive by the delivery of the Note, in substantially the form attached hereto as Exhibit A, executed by Executive ‘for the benefit of the Employer.

4. Vesting of Restricted Shares.

(a) Except as provided in Section 3(b), the Restricted Shares acquired hereunder shall vest according to the following schedule, conditioned on Employee continuing to provide services under the Employment Agreement, which services include compliance with the restrictive covenants described in Sections 6, 7 and 9 of the Employment Agreement for a period of up to two years following the termination of the Employment Period, provided that Executive makes himself reasonably available to Employer as an advisor or consultant (for reasonable compensation) during such period. Any Restricted Shares which have fully vested pursuant to this Section 1 shall be referred to in this Agreement as “Vested Shares.” Any Restricted Shares which have not become Vested Shares shall be referred to in this Agreement as “Unvested Shares.”

(i) One-third of the Restricted Shares shall vest on January 30, 2016;

(ii) An additional one-third of the Restricted Shares shall vest on January 30, 2017;

(iii) An additional one-third of the Restricted Shares shall vest on January 30, 2018.

(b) Other Vesting Events. The Restricted Shares that have not become forfeited hereunder will become vested, as described below, upon the occurrence of the following:

(i) The Restricted Shares shall become 100% vested upon the occurrence of a Liquidity Event described in clause (A) of Section 3(c)(i) of the Employment Agreement.

(ii) The Restricted Shares shall become 100% vested upon the occurrence of a Change of Control described in Section 5(g) of the Employment Agreement, whether or not Executive’s employment is terminated.

(iii) Upon Death or Permanent Disability, the portion of the Restricted Shares that have become Vested Shares is the aggregate of (A) the Vested Shares determined under Section 3(a), and (B) a fraction of the Restricted Shares that are subject to vesting during the calendar year, the numerator determined by the number of months service performed during the year by Executive and the denominator is twelve (12). A month of service will be credited for a partial month in which the Executive is employed for at least ten (10) days.

5. Restrictions on Transfer of Unvested Shares. The Unvested Shares shall not be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of, directly or indirectly, and shall not be subject to execution, attachment or similar process.

6. Repurchase by the Employer.

(a) Upon the termination of the Employment Period and Executive’s provision of services as a consultant pursuant to Section 5(f) of the Employment Agreement, or pursuant to Section 10 hereof, the Employer shall have the right, but not the obligation, to repurchase all or any portion of the Restricted Shares, including any Vested Shares and/or Unvested Shares (the “Repurchase Right”).

(b) The purchase price (the “Repurchase Price”) shall be determined as follows:

(i) The Repurchase Price for each of the Unvested Shares pursuant to which the Repurchase Right is being exercised shall be equal to the Per Share Purchase Price.

(ii) The Repurchase Price for each of the Vested Shares pursuant to which the Repurchase Right is being exercised shall be equal to the Fair Market Value (as defined in Section 6 below).

(c) The Employer shall have the right to exercise the Repurchase Right (i) for ninety (90) days after the period described above by giving to Executive written notice of such exercise, or (ii) upon not less than ten business day’s prior written notice in the event of any exercise pursuant to Section 10 hereof, in each case, specifying the number of Vested Shares and Unvested Shares to be repurchased by the Employer and the aggregate Repurchase Price thereof. In the event that the Employer has elected to exercise the Repurchase Right as to part or all of the Restricted Shares within the period described above, Executive shall deliver to the Employer certificate(s) representing the Restricted Shares to be acquired by the Employer within twenty (20) days following the date of the notice from the Employer, or within ten (10) days following determination of Fair Market Value, whichever is later. The Employer shall deliver to Executive against delivery of the Restricted Shares the Repurchase Price. The Employer may pay the Repurchase Price by offsetting any amounts due under Note and paying the balance due in cash to Executive.

(d) The Repurchase Right shall terminate with respect to Vested Shares and Unvested Shares for which it is not timely exercised under Section 5(c) above. In addition, the Repurchase Right shall terminate with respect to Vested Shares upon (A) a Change of Control, or (B) the occurrence of Liquidity Event described in clause (A) of Section 3(c)(i) of the Employment Agreement.

7. Fair Market Value. For purposes of the Repurchase Right described in this Agreement, the term “Fair Market Value” shall mean the fair market value per share of the Vested Shares as agreed to in good faith between Executive and the Employer. The parties acknowledge that the purchase price set forth in Section 2 above represents the Fair Market Value of the Restricted Shares on the date hereof. If Executive and the Employer are unable to agree upon a fair market value per share within twenty (20) days following the notice of the exercise of the Repurchase Right pursuant to Section 5, the value of the Vested Shares shall be determined by an independent appraiser selected by the mutual agreement of such parties. If such parties are unable to agree upon a mutually acceptable appraiser within twenty (20) days following the notice of exercise of the Repurchase Right pursuant to Section 5, an independent appraiser selected by the Employer and an independent appraiser selected by Executive shall appraise the fair market value of the Vested Shares. If the two appraisers cannot agree as to the fair market value of the Vested Shares, the fair market value shall be determined by a third appraiser selected by each of the appraisers selected by the Employer and Executive. The Employer and Executive shall share equally the costs of any appraisers.

8. Representations and Warranties of the Employer. The Employer hereby represents and warrants to Executive as follows:

(a) All corporate action on the part of the Employer, its officers and directors necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Employer hereunder and the authorization, issuance (or reservation for issuance) and delivery of the Restricted Shares being granted hereunder has been taken or will be taken prior to the execution of this Agreement, and this Agreement constitutes a valid and legally binding obligation of the Employer which is enforceable in accordance with its terms.

(b) The Restricted Shares which are being sold hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein will be duly and validly issued, fully paid and nonassessable (except as set forth herein) and, based in part upon the representations of Executive in this Agreement, will be issued in compliance with all applicable federal and state securities laws.

9. Representations and Warranties of Executive. Executive represents and warrants to Employer as follows:

(a) Executive represents that the Restricted Shares are being acquired for a personal account, for investment purposes only, and not with a view to the distribution, resale or other disposition thereof.

(b) Executive acknowledges that the Employer is issuing the Restricted Shares without registering such Shares under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, on the basis of certain exemptions from such registration requirements.

(c) Executive recognizes that the Restricted Shares (including the Vested Shares) must be held indefinitely unless they are subsequently registered or qualified under applicable federal or state securities laws or an exemption from such registration or qualification is available, and further recognizes that the Employer is under no obligation to register or qualify such Restricted Shares or to comply with any exemption from such registration or qualification.

(d) Executive further agrees in no event to make any disposition of all or any part of the Vested Shares unless and until (i) Executive shall have notified the Employer of the proposed disposition; (ii) Executive shall have received an opinion of counsel to the effect that such disposition will not require the registration or qualification of the Vested Shares under applicable securities laws; and (iii) such opinion of counsel shall have been concurred in by the Employer’s counsel and the Employer shall have advised Executive of such concurrence. Executive acknowledges that any certificates representing the Restricted Shares may bear legends that arc deemed appropriate by Employer’s counsel regarding the restrictions on disposition of the Restricted Shares.

(e) Executive acknowledges receipt of all such information as Executive deems necessary and appropriate to enable Executive to evaluate the financial risk inherent in acquiring the Restricted Shares and acknowledges receipt of satisfactory and complete information covering the business and financial condition of the Employer, including the opportunity to obtain information regarding the Employer’s financial status, in response to all inquiries in respect thereof. Executive acknowledges and represents that (A) Executive has a preexisting personal or business relationship with the Employer and with certain of the Employer’s officers and directors, and (B) Executive has the business and financial experience necessary to evaluate this investment.

10. Section 83(b) Election. Executive may at his option make and submit a written election effective under Section 83(b) of the Internal Revenue Code with the Internal Revenue Service within thirty (30) days of the date of this Agreement to be taxed on the fair market value of the Restricted Shares on the date of this Agreement over the Purchase Price.

11. Tax Withholdings. In the event that Employer is obligated to withhold any amounts with respect to the Restricted Shares in order to satisfy withholding tax obligations under federal, state or local law, which may occur due to the terms of repayment of the promissory note described in this Agreement, if the Executive does not remit sufficient funds to satisfy such withholding obligations or make other satisfactory arrangement therefore, the Employer may satisfy such withholding obligations by repurchasing Shares from Executive at fair market value under the terms of Section 5 sufficient to cover the minimum withholding obligation.

12. Entire Agreement. This Agreement, together with the Note and the Employment Agreement, contains and constitutes the entire agreement and understanding between Executive and Employer and supersedes and cancels all prior agreements and understandings relating to the subject matter hereof, whether written or oral. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except in writing signed by the Parties hereto.

13. Severability. Should any one or more of the provisions of this Agreement or any agreement entered into pursuant hereto be determined to be illegal or unenforceable, all other provisions of this Agreement and such other agreements shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

14. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to its principles of conflicts of laws. Each Party hereby irrevocably and unconditionally consents to submit to the jurisdiction and venue of the courts of the State of New York and of the United States of America located in the State of New York.

15. Further Assurances. Each Party covenants that at any time, and from time to time, it will execute such additional instruments and take such actions as may be reasonably requested by the other Party to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

16. Waiver. Any failure on the part of any Party to comply with any of its obligations, agreements or conditions hereunder may be waived by any other Party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar nor shall any waiver constitute a continuing waiver.

17. Assignment. This Agreement shall not be assignable by any Party hereto, by operation of law or otherwise, without the prior written consent of the other Party.

18. Binding Effect. All of the terms of this Agreement, whether so expressed or not, shall be binding upon the respective personal representatives, successors and assigns of the Parties hereto and shall inure to the benefit of and be enforceable by the respective personal representatives, successors and assigns of the Parties hereto.

19. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

20. Counterparts. This Agreement may be executed by facsimile or other electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. Costs. Each Party shall bear its own costs and expenses in connection with the transactions contemplated by this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

EXECUTIVE:

Flint D. Besecker

EMPLOYER:

Kinex Pharmaceuticals, Inc.

By:
Name:	Jinn Wu
Title:	Chair, Compensation Committee

[Signature page — Restricted Stock Purchase Agreement]

EXHIBIT C

Stock Option Agreement

Dated May 22, 2015

NO. 200

KINEX PHARMACEUTICALS, INC.

2013 COMMON STOCK OPTION PLAN

COMMON STOCK OPTION AGREEMENT

THIS AGREEMENT made as of May 22, 2015, by and between Kinex Pharmaceuticals, Inc. a Delaware corporation (the “company”), and FLINT BESECKER (the “Grantee”).

WITNESSETH:

WHEREAS, the Company has adopted the Kinex Pharmaceuticals, Inc. 2013 Common Stock Option Plan, as amended (the “Plan”), for the benefit of its Employees, Directors and Consultants; and

WHEREAS, the Committee has authorized the grant to the Grantee of a Common Stock Option under the Plan, on the terms and conditions set forth in the Plan and as hereinafter provided;

NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Grantee hereby agree as follows:

1.	Definitions.

Except as set forth above, Terms used in this Agreement which are defined in the Plan shall have the same meaning as set forth in the Plan.

2.	Grant of Option.

The Committee hereby grants to the Grantee an option to purchase THREE HUNDRED TWENTY THOUSAND (320,000) shares of the Company’s Common Stock for an Option price per share equal to USD $30.00 (the “Option”).

3.	Option Terms and Exercise Period.

(a) The Option shall be exercised, and payment by the Grantee of the Option price shall be made, pursuant to the terms of the Plan.

(b) All or any part of the Option may be exercised by the Grantee no later than the tenth anniversary of the date of this Agreement.

(c) This Agreement and the Option shall terminate on the earlier of (i) the tenth anniversary of the date of this Agreement, or (ii) the date on which the Option is fully exercised.

NO. 200

4.	Vesting.

The Option shall vest and become exercisable pursuant to the following schedule:

33% upon the first anniversary date of this Option;

33% upon the second anniversary date of this Option; AND

34% upon the third anniversary date of this Option.

The Grantee shall forfeit any unvested portion of the Option upon termination of his or her status as an Employee, Director or Consultant for any reason. Notwithstanding the above schedule, upon the occurrence of a Change of Control, the Grantee shall automatically become 100% vested in the Option.

5.	Termination of Consultant Status.

Except for the mandatory exercise periods set forth in the last sentence of subsection (a), last sentence of subsection (c) and second sentence of subsection (d), Section 3 of Article II of the Plan shall control.

6.	Restrictions on Transfer of Option.

This Agreement and the Option shall not be transferable otherwise than (a) by will or by the laws of descent and distribution, or (b) by inter vivos gift to any Family Member, and the Option shall be exercisable, during the Grantee’s lifetime, solely by the Grantee, except on account of the Grantee’s Disability, and solely by the transferee in the case of a transfer by inter vivos gift to a Family Member.

7.	Exercise of Option.

(a) The Option shall become exercisable at such time as shall be provided herein or in the Plan and shall be exercisable by written notice of such exercise, in the form prescribed by the Committee, to the Secretary of the Company, at its principal office. The notice shall specify the number of Common Stock for which the Option is being exercised.

(b) Common Stock purchased pursuant to the Option shall be paid for in full at the time of such purchase in cash or by check, bank draft or postal or express money order or by “cashless exercise,” as prescribed by the Committee.

8.	Regulation by the Committee.

This Agreement and the Option shall be subject to any administrative procedures and rules as the Committee shall adopt. All decisions of the Committee upon any question arising under the Plan or under this Agreement, shall be conclusive and binding upon the Grantee and any person or persons to whom any portion of the Option has been transferred by will, by the laws of descent and distribution or by inter vivos gift to a Family Member.

9.	Reservation of Common Stock.

With respect to the Option, the Company hereby agrees to at all times reserve for issuance and/or delivery upon payment by the Grantee of the Option price, such number of Common Stock as shall be required for issuance and/or delivery upon such payment pursuant to the Option.

2

NO. 200

10.	Delivery of Share Certificates.

Within a reasonable time after the exercise of the Option the Company shall cause to be delivered to the Grantee, his legal representative or his beneficiary, a certificate for the Common Stock purchased pursuant to the exercise of the Option.

11.	Amendment.

The Committee may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would materially and adversely Impair the Grantee’s rights or entitlements with respect to the Option shall be effective without the prior written consent of the Grantee.

12.	Plan Terms.

The terms of the Plan are incorporated herein by reference.

13.	Effective Date of Grant.

The Option shall be effective as of the date first written above.

14.	Grantee Acknowledgment.

By executing this Agreement, the Grantee hereby acknowledges that he (a) has received and read the Plan and this Agreement and agrees to be bound by all of the terms of both the Plan and this Agreement, and (b) upon exercising any portion of the Option, shall enter into and be bound by all of the terms of the Company’s Limited Liability Company Agreement, as amended, or any shareholders agreement if the Company converts to a corporation.

KINEX PHARMACEUTICALS, INC.
By:
Jinn Wu, Chair of Compensation Committee
Grantee
Flint Besecker

3

NO. 200

KINEX PHARMACEUTICALS, INC.

EXERCISE FORM

DATED:             , 20

The undersigned hereby irrevocably elects to exercise Kinex Pharmaceuticals, Inc. (the “Company”) Option No.      to the extent of purchasing                      shares of Common Stock of the Company and hereby makes a payment of $         in payment of the exercise price per share set forth in the Option.

INSTRUCTIONS FOR REGISTRATION AND DELIVERY OF COMMON SHARES

NAME:

(Please typewrite or print in block letters)

ADDRESS:

Please forward the stock certificate to the registered owner of the Common Shares upon issuance.

SIGNATURE:

4

EXHIBIT D

Release Agreement

Except as provided for in, and subject to, the “Retention of Rights Regarding Government Agencies” clause of this Release Agreement, for the time period up to the date you sign this Release Agreement (the “Release Execution Date”), you hereby irrevocably and unconditionally release and forever discharge, for yourself and for your heirs, estate, spouse and child or children (if any), attorneys, representatives, heirs, executors, administrators, successors, assigns, and agents, Athenex, Inc. and each of its past and present affiliates, parents, subsidiaries, related companies, directors, employees, predecessors, and successors, and each of their respective past and present directors, officers, benefit plans, management committees, members, agents, employees, trustees, representatives, attorneys, shareholders, partners, benefit plan fiduciaries and administrators, and assigns, and all persons acting by, through, under, or in concert with any of them (collectively, the “Athenex, Inc. Releasees”), from any and all actions, complaints, rights, claims, charges, causes of action, liabilities, costs, and damages, known or unknown, asserted or unasserted, suspected or not, fixed or contingent, and in law or in equity, which you now have, or may ever have had, against any of the Athenex, Inc. Releasees, including but not limited to any and all actions, complaints, rights, claims, charges, causes of action, liabilities, costs, and damages concerning, relating to, predicated upon, or arising out of, directly or indirectly, your employment with the Company and/or separation therefrom.

Except as provided for in, and subject to, the “Retention of Rights Regarding Government Agencies” clause of this Release Agreement, this Release Agreement expressly includes any and all actions, complaints, rights, claims, charges, causes of action, liabilities, costs, and damages based upon any conduct occurring up to and including, or that have accrued as of, the date that you sign the Release Agreement (and any obligations or causes of action arising from or predicated upon such claims), including but not limited to any and all claims:

•	arising under common law, including wrongful or retaliatory discharge, breach of contract, or based upon a violation of public policy;

•	sounding in tort, including fraud, conversion, libel, slander, defamation, or intentional infliction of emotional distress;

•	arising under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1867, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Genetic

Information Nondiscrimination Act, the Lilly Ledbetter Fair Pay Act of 2009, the Fair Credit Reporting Act, the Family and Medical Leave Act, the Equal Pay Act of 1963, as amended, the Consolidated Omnibus Budget Reconciliation Act, the Rehabilitation Act, Section 1981 of the Civil Rights Act of 1866, the New York State Executive Law, the New York State Human Rights Law, the New York City Administrative Code, the New York City Human Rights Law, the New York Labor Law, the New York Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, the New York Nondiscrimination for Legal Actions Law, the New York Wage Theft Prevention Act, the New York City Earned Sick Time Act, or the New York Civil Rights Law;

•	of discrimination, harassment, retaliation, improper wage payment, or any other unlawful employment practice under federal, state, municipal, local, or foreign law;

•	arising under any federal, state, municipal, local, or foreign law, rule, or regulation that in any way prohibits discrimination, harassment, retaliation, improper wage payment, or any other unlawful employment practice, or that is in any way related to employment and/or the separation therefrom; and

•	arising under any other federal, state, municipal, local, or foreign law, rule, or regulation, including but not limited to civil rights laws, wage-hour, wage-payment, pension, or labor laws, rules, and regulations, constitutions, ordinances, public policy, contract or tort laws, or any other action.

Except as provided for in, and subject to, the “Retention of Rights Regarding Government Agencies” clause of this Release Agreement, you expressly acknowledge that this Release Agreement is also intended to include in its effect, without limitation, any and all claims which you do not know of or suspect may exist in your favor at the time of execution of this Agreement, and that this Agreement will also extinguish any such claim. The provisions of any laws providing in substance that releases shall not extend to claims which are unknown or unsuspected, at the time of execution, to the person executing such waiver or release, are hereby expressly waived by you.

Except as provided for in, and subject to, the “Retention of Rights Regarding Government Agencies” clause of this Agreement, you further acknowledge and understand that you are waiving any right you may have to sue any of the Athenex, Inc. Releasees for any of the claims you have released, or to receive any compensation, recovery, monetary relief, damages, settlement, or other individual relief arising as a result of any action, claim, lawsuit, grievance, complaint, or proceeding commenced by anyone else against any of the Athenex, Inc. Releasees.

You represent and warrant that you have not, either individually or on a collective basis, commenced, maintained, prosecuted, or participated in any action, claim, lawsuit, grievance, complaint, or proceeding of any kind against any of the Athenex, Inc. Releasees in any court or before any administrative or investigative body or agency. Further, to the extent that you have, and except as provided for in, and subject to, the “Retention of Rights Regarding Government Agencies” clause of this Release Agreement, you agree that you shall withdraw or dismiss, and shall undertake all measures necessary to effectuate the withdrawal or dismissal of, any such action, claim, lawsuit, grievance, complaint, or proceeding, with prejudice, within thirty (30) business days following the Release Execution Date. In the event that you are unable to unilaterally withdraw or dismiss any such action, claim, lawsuit, grievance, complaint, or proceeding, you represent and warrant that you shall request, to the fullest possible extent, the withdrawal or dismissal with prejudice of such action, claim, lawsuit, grievance, complaint, or proceeding. In the event that any action, claim, lawsuit, grievance, complaint, or proceeding is commenced by you or on your behalf, you hereby waive any right to compensation, recovery, monetary relief, damages, settlement, or other individual relief.

Notwithstanding the foregoing, by entering into this Release Agreement, you are not releasing claims that may not be waived or released as a matter of law, including but not necessarily limited to any claims for enforcement of this Release Agreement, claims that arise after the date that you sign the Release Agreement, or any rights or claims you may have to receive workers’ compensation or unemployment insurance benefits.

Retention of Rights Regarding Government Agencies. Nothing in this Release Agreement is intended to, or shall, limit or interfere, in any way, with your right or ability, under federal, state, or local law, to file or initiate a charge, claim, or complaint of discrimination, or any other unlawful employment practice, that cannot legally be waived, or to communicate, with any federal, state, or local government agency charged with the enforcement and/or investigation of claims of unlawful employment practices, including but not necessarily limited to the U.S. Equal Employment Opportunity Commission and any state or city fair employment practices agency. Further, nothing in this Release Agreement is intended to, or shall, limit or interfere, in any way, with your right or ability to participate in or cooperate with any investigation or proceeding conducted by any such agency. Further, nothing in this Release Agreement shall be construed as, or shall interfere with, abridge, limit, restrain, or restrict your (or your attorney’s) right, without prior authorization from or notification to the Company, to engage in any activity or conduct protected by Section 7 or any other provision of the National Labor Relations Act; to report possible violations of federal, state, or local law or regulation to any government agency or entity, including but not limited, to the extent applicable, to the U.S. Department of Labor, the Department of Justice, the Securities and Exchange Commission (the “SEC”), the Congress, and/or any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation; or to communicate directly with, respond to any inquiry from, or provide testimony before, to the extent applicable, the SEC, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal, state, or local regulatory authority, regarding this Release Agreement or its underlying facts or circumstances. You and the Company acknowledge and agree that your right and ability to engage and participate in the activities described in this paragraph shall not be limited or abridged, in any way, by any term, condition, or provision of, or obligation imposed by, this Release Agreement, including but not limited to the confidentiality and non-disparagement clauses. You and the Company further acknowledge and agree that nothing in this Release Agreement is intended to deter you from engaging or participating in any of the activities described in this paragraph. To the extent that any term or condition of this Release Agreement is inconsistent with this paragraph of the Release Agreement, this paragraph shall supersede and invalidate such term or condition to the extent necessary to ensure that your rights under federal, state, and local law are fully protected and guaranteed. Notwithstanding the foregoing, you understand that the waivers and releases in this Release Agreement shall be construed and enforced to the maximum extent permitted by law.

However, you also understand and acknowledge that, by signing this Release Agreement, you have completely waived your right to receive any individual relief, including monetary damages, in connection with any such claim, charge, complaint, investigation, or proceeding, and if you are awarded individual relief and/or monetary damages in connection therewith, you hereby unconditionally assign to the Company, and agree to undertake any and all measures necessary to effectuate such assignment of, any right or interest you may have to receive such individual relief and/or monetary damages. Notwithstanding the foregoing, this Release Agreement does not limit your right to receive an award for information provided to the SEC.

In addition, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

Legal Representation. You acknowledge and represent that you have had ample opportunity to receive the advice of independent legal counsel prior to the execution of this Release Agreement – and the Company hereby advises you to do so – and ample opportunity to receive an explanation from such legal counsel of the legal nature and effect of this Release Agreement, that you have fully exercised that opportunity to the extent you desired, and that you fully understand the terms and provisions of this Release Agreement as well as its nature and effect. You further acknowledge and represent that you are entering into this Release Agreement completely freely and voluntarily.

Waiver. No waiver of any of the provisions of this Release Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar. No waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party charged with the waiver.

Severability. Should any provision of this Release Agreement be declared illegal or unenforceable by any court, administrative agency, or other entity, the parties agree that said court, administrative agency, or other entity shall possess full discretion to interpret or modify all such provisions to the minimum extent necessary to be declared enforceable. If such interpretation or modification is not possible, such provision shall immediately become null and void, leaving the remainder of the Release Agreement in full force and effect. However, in the event a court, administrative agency, or other entity finds the Release set forth above to be illegal, void, or unenforceable, you agree, at the Company’s option, to execute a release, waiver, and/or covenant that is legal and enforceable to effectuate the terms of this Release Agreement.

Successors and Assigns. This Release Agreement shall not be assignable by you, but shall be binding upon you and upon your heirs, administrators, representatives, executors, and successors. This Release Agreement shall be freely assignable by the Company without restriction and, without limitation of the foregoing, shall be deemed automatically assigned by the Company with your consent in the event of any sale, merger, share exchange, consolidation, or other business reorganization. This Release Agreement shall inure to the benefit of the Company, the Athenex, Inc. Releases, and their successors and assigns.

Governing Law. This Release Agreement shall in all respects be interpreted, enforced, and governed by and in accordance with the internal substantive laws (and not the laws of choice of laws) of the State of New York. Any dispute arising out of or concerning this Release Agreement shall be brought in, and the parties hereby consent to the personal jurisdiction of, any federal or state court located in New York County.

Consideration Period. You have a period of twenty-one (21) calendar days from the date of this Release Agreement to consider this Release Agreement before signing it (the “Consideration Period”). You may use as much of the Consideration Period as you wish before signing this Release Agreement, and any material or immaterial changes to the Release Agreement will not restart the running of the Consideration Period. If the last day of the Consideration Period falls on a Saturday, Sunday, or holiday, then the last day of the Consideration Period shall be deemed to be the next business day. In the event that you do not sign and return this Release Agreement to the Company prior to the expiration of the Consideration Period, this Release Agreement will expire and be rendered null, void, and unenforceable, and you will not be entitled to receive the Separation Payment.

Revocation Period. In accordance with the Older Workers Benefit Protection Act, you may revoke your consent to this Release Agreement for a period of seven (7) calendar days following your signing of this Release Agreement (the “Revocation Period”). The parties agree that such revocation shall be effective only if an originally executed written notice of revocation is delivered to Athenex, Inc., at Conventus Building, 1001 Main Street, Suite 600 Buffalo, New York 14203, Attention: Johnson Lau, on or before 5:00 p.m. on the seventh calendar day after the date you execute this Release Agreement. If the last day of the Revocation Period falls on a Saturday, Sunday, or holiday, then the last day of the Revocation Period shall be deemed to be the next business day. This Release Agreement does not become effective or enforceable until the Revocation Period has expired (without revocation), at which time the Release Agreement becomes forever binding and fully effective and enforceable. In the event that you revoke this Release Agreement prior to the expiration of the Revocation Period, this Release Agreement will be rendered null, void, and unenforceable, and you will not be entitled to receive the Separation Payment.

Voluntary Release Agreement. You acknowledge that you are entering into this Release Agreement voluntarily and that you have read and understand the provisions of this Release Agreement. You further acknowledge and understand that, except as provided for in, and subject to, the “Retention of Rights Regarding Government Agencies” clause of this Release Agreement, this Release Agreement contains a full and final release of all of your claims against the Company and the Athenex, Inc. Releasees, as described above. You have the right to consult with an attorney. The Company hereby advises you, again, to consult with an attorney of your choice before signing this Release Agreement.

Counterparts. This Release Agreement may be executed in one or more counterparts or multiple originals, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument or document. The parties agree that facsimile and electronic signatures shall have the same force and effect as originals thereof.

[Signature Page to Follow]

Please acknowledge your understanding and acceptance of this Release Agreement by signing below and returning it to me no later than twenty-one (21) days from the date of this letter. A second copy of this Release Agreement has been signed by me and is attached for your records.

ATHENEX, INC.

JOHNSON LAU
Chief Executive Officer and
Chairman of the Board

Dated:	Dec 8, 2016

ACKNOWLEDGED AND AGREED:

Signature

FLINT BESECKER
Dated:	Dec 8, 2016